CERTIFICATE OF CHANGE OF UNIFI, INC.
Under Section 805-A of the Business Corporation Law

Filed by:	Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
(212) 262-6700

CERTIFICATE OF CHANGE OF UNIFI, INC.
Under Section 805 of the Business Corporation Law
     The undersigned hereby certifies as follows:
     FIRST: The name of the Corporation is UNIFI, INC. (the “Corporation”).
     SECOND: The Certificate of Incorporation of the Corporation was filed with the New York State Department of State on January 8, 1969, under the name Automated Environmental Systems, Inc.
     THIRD: Article FIFTH of the Certificate of Incorporation of the Corporation is hereby amended to change the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him, and to effectuate said change, Article FIFTH of the Certificate of Incorporation of the Corporation is hereby changed to read in its entirety as follows:
“FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is Michael A. Buxbaum, Esq., Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020.”
     FOURTH: The foregoing amendment was authorized by the Board of Directors of the Corporation at a meeting duly convened and held.

     IN WITNESS WHEREOF, this Certificate of Change has been subscribed this 27th day of July, 2006 by the undersigned, who each hereby affirm under penalties of perjury that the statements made herein are true.

/s/ BRIAN R. PARKE

Name: Brian R. Parke
Title: Chairman, C.E.O. & President

/s/ CHARLES F. MCCOY

Name: Charles F. McCoy
Title: Secretary